Exhibit 10.15

Hainan White Horse Advertising Media Investment Co., Ltd.

Fengshenbang Advertisement Display Agreement

(For Advertising Agency Use)

September 25, 2007

Fengshenbang Advertisement Display Agreement

Party A: Sichuan Time Share Advertising & Communication Co., Ltd.

Address and telephone:

Representative:

Party B: Hainan White Horse Advertising Media Investment Co., Ltd.

Address and telephone: 4F Business Building, Middle Section of Jiangwan Mansion, 298 Yanjiang Middle Road, Guangzhou City.

Representative:

In conformity with the will of friendly cooperation and common development, Party A and Party B have, upon the business that Party A rents Party B’s Fengshenbang bus shelter advertising & media network (hereinafter referred to as Fengshenbang advertising & media network) to display commercial advertisements, come into the following agreement:

I. Plan and Price for Advertisement Display

1.	Within the one year’s period from October 1, 2007 to September 30, 2008, Party A rents Party B’s Fengshenbang advertising & media network to display commercial advertisements. Party A promises to, within the said period and pursuant to terms set forth under Fengshenbang Advertisement Display Contracts which are the specific contracts executed by both parties with respect to the implementation of displaying advertisement, fulfill the total accumulated contract amount (based on the actual contract amount for advertisement display after being discounted according to the Fengshenbang Advertisement Display Contract and exclusive of commissions of advertising agencies) of no less than RMB100,000,000.00 (In words: Renminbi One Hundred Million Yuan).

2.	On the basis of the previous clause and in accordance with relevant stipulations in the Fengshenbang Sunshine Quotation, both parties will determine the prices for the Fengshenbang Advertisement Display Contracts in the form of quotation for the display of advertisement. Party A is entitled to the following accumulative discounts and preferences:

(1)	Party A is entitled to an advertising agency commission equivalent to 15% of the amount of the discounted quotation;

(2)	Party A is entitled to the highest level of preference for the annual agreements signed with advertising agencies according to the Fengshenbang Sunshine Quotation, amounting to 15% cash discount.

(3)	[***][1]

3.	Upon completing the display of advertisement by Party B, Party A shall confirm the situations relating to the display of advertisement in written form on the last day of the lease. It shall be deemed as that Party A holds no disagreement if Party A fails to make the written confirmation within seven days upon the last day of the lease.

II. Advance deposit

1.	Party A agrees to, in accordance with the Agreement, pay RMB10 million as the deposit to Party B for the purpose of this Agreement; upon the completion of remitting the deposit into the designated account in full amount and on time, Party B will, in accordance with preferences and discounts set out by Article I.2 of the Agreement, enter into the Fengshenbang Advertisement Display Contract with Party A.

2.	Within 10 business days (counted from the date when the discounted contract amount was remitted to the account designated by Party B in full amount) upon the date when Party A has fulfilled the total accumulated amount pursuant to Article I.1 of the Agreement and the Fengshenbang Advertisement Display Contracts, Party B shall refund the deposit of RMB10 million to Party A in a lump sum, or use the deposit to offset the payables from Party A with respect to relevant specific contracts according to this Agreement.

III. The Agreement

1.	This Agreement serves as the general agreement of cooperation between Party A and Party B, and all specific items relating to the display of advertisements on the Fengshenbang advertising & media network shall be executed according to the Fengshenbang Advertisement Display Contracts which are the specific contracts executed by both parties with respect to the implementation of displaying advertisement. All payables for advertisement displays shall be paid pursuant to the Fengshenbang Advertisement Display Contract.

2.	Provided that Party B’s Fengshenbang Sunshine Quotation is updated within the term of the Agreement, both parties shall, as of the effective date of the newly published quotation, execute the Fengshenbang Advertisement Display Contract in accordance with the price set out by the new quotation, while the preferences and discounts set forth in the Agreement are still applicable within the term of the Agreement.

[1]	This portion of the Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

3.	Any Fengshenbang Advertisement Display Contract being entitled to the preferences and discounts set forth under this Agreement shall not enjoy other kinds of preferences granted according to Fengshenbang Sunshine Quotation.

4.	All the Fengshenbang Sunshine Quotation effective within the term of the Agreement shall serve as appendix of the Agreement.

5.	Fengshenbang Advertisement Display Contract shall serve as the appendix of the Agreement. The implementation of all specific items to be displayed and other related matters (such as confirmation of site selection, payment and compensation, etc.) shall be in compliance with the Fengshenbang Advertisement Display Contracts.

6.	Unless otherwise stated under the Agreement, the Fengshenbang Advertisement Display Contracts shall prevail if any clause of the Fengshenbang Advertisement Display Contract contradicts with that of the Agreement.

7.	After both parties signing the Fengshenbang Advertisement Display Contract, Party A shall, within the time limit prescribed by the contract, pay off all payables. The implementation of specific payments shall be in compliance with the stipulations under the Fengshenbang Advertisement Display Contract executed by both parties.

IV. Confidentiality

Both Party A and Party B shall strictly keep secret of all commercial information included in the Agreement, including but not limited to release amount promise, discounted projects and levels, specific measures of implementation of the contract, and payment arrangement, etc.; and affiliated institutions and clients of both parties shall also bear the same confidentiality obligation. Without written approval from Party B, any party of Party A and Party A’s affiliated institutions and clients shall not disclose or transfer the commercial information to any other third party, otherwise Party B shall have the right to suspend related preferences, draw back the discounted amounts enjoyed by Party A, confiscate the deposit of the Agreement, and reserve the right to ascertain relevant legal liability of the default party as well as corresponding economic compensation.

V. Formation, effectiveness of contract and others

1.	The Agreement shall come into effect as of the date when Party A pays the deposit to Party B in full amount and on time, and shall have the force and effect.

2.	The signing representative may be either the legal representative or other persons who affix the common seal.

3.	Matters not covered by the Agreement shall be subject to clauses of Fengshenbang Advertisement Display Contract, or, if the contract has no relevant stipulation, be resolved through friendly negotiations by both parties. If the negotiation fails, both parties agree to submit the dispute to local people’s court at the locality of plaintiff for adjudication.

4.	The Agreement serves as an integral part of the Fengshenbang Advertisement Display Contract executed by both parties, and is in duplicate, with each party holding one, and both copies shall have the same effectiveness.

(The under page has no text)

(The signing page)

Party A: Sichuan Time Share Advertising & Communication Co., Ltd.

Representative:

Party B: Hainan White Horse Advertising Media Investment Co., Ltd.

Representative:	/s/ stamp of Hainan White Horse Advertising Media Investment Co., Ltd.

Supplementary Agreement

to the Fengshenbang Advertisement Display Agreement

Party A: Sichuan Time Share Advertising & Communication Co., Ltd.

Representative:

Party B: Hainan White Horse Advertising Media Investment Co., Ltd.

Representative:

Party A and Party B entered into the Fengshenbang Advertisement Display Agreement (hereinafter, the “Original Agreement”) dated 25th September, 2007. According to Article I.1, the valid period of the Original Agreement is from 1st October, 2007 to 30th September, 2008. By negotiation, the Parties enter into this Supplementary Agreement to the Agreement under the following terms:

1. The Parties agree to extend the valid period of the Original Agreement to 30th September, 2009.

2. Party A promises to, within the period from 30th September, 2008 to 30th September, 2009 and pursuant to terms set forth under Fengshenbang Advertisement Display Contracts which are the specific contracts with respect to the implementation of displaying advertisement, fulfill the total accumulated contract amount (based on the actual contract amount for displaying advertisement after being discounted according to the Fengshenbang Displaying Advertisement Contract and exclusive of commissions of advertising agencies) of no less than RMB120,000,000.00 (In words: Renminbi One Hundred and Twenty Million Yuan).

3. Except with the content of this Agreement, within the extended valid period to the Original Agreement, the Parties agree to execute all other terms set forth in the Original Agreement.

4. The parties, within the extended period of the Agreement, may supplement and/or modify the Original Agreement through negotiation due to their business.

(No text below)

Party A: Sichuan Time Share Advertising & Communication Co., Ltd.

Representative: /s/ stamp of Sichuan Time Share Advertising & Communication Co., Ltd.

Date:

Party B: Hainan White Horse Advertising Media Investment Co., Ltd.

Representative: /s/ stamp of Hainan White Horse Advertising Media Investment Co., Ltd.

Date: